FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


               This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT is made as of the 17th day of July, 2001 by and between CHECKPOINT SYSTEMS, INC. ("CSI") and W. CRAIG BURNS ("Executive").

               WHEREAS, CSI and Executive are parties to an Employment Agreement dated April 27, 2000 ("Agreement"); and

               WHEREAS, CSI has determined it is in its best interests to modify the Agreement by amending the term of employment, as well as the term of the Covenant Against Competition, so as to enable the officers of CSI to negotiate a specific transaction ("Transaction"), as defined herein;

               WHEREAS, CSI wishes to provide additional compensation to Executive as an incentive to agree to the extension of the term and expansion of the scope of the Covenant Against Competition, as well as to encourage Executive to facilitate the success of the Transaction;

               NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and intending to be bound hereby, the parties agree as follows:

               1. Section 1. Employment and Term is hereby amended so that the expiration date of the term shall be December 31, 2001.

               2. A new  Section  5 shall be added as  follows  and the  current
          Section 5 shall be renumbered as Section 6, and each subsequent section shall be renumbered sequentially:

               In the event of a "Change in Control" as defined in subsection 6.C.(a) of the Agreement, or in the event of the occurrence of a Transaction as compensation for the extension of the term and scope of the Covenant Against Competition of the Agreement by Executive, which action is intended to facilitate the aforesaid Change of Control or Transaction, he shall be entitled to receive a Payment (as defined in the Agreement) or fee ("Success Fee") in an amount equal to (a) two hundred thousand dollars ($200,000.00) in the event that the Transaction Value (as defined below) is equal to or less than Two Hundred Ninety Six Million Dollars ($296,000,000.00); or (b) if the Transaction Value exceeds Two Hundred Ninety Six Million Dollars
          ($296,000,000.00), .5% of the Transaction Value up to Four Hundred Thirty Five Million Dollars ($435,000,000.00), plus .663% of the Transaction Value in excess of Four Hundred Thirty Five Million

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          Dollars ($435,000,000.00).  The aforesaid Success Fee shall be payable with respect to any Transaction, in cash, upon consummation of such Transaction. No fee payable to any other financial advisor in connection with the Transaction shall reduce or otherwise affect any fee payable to the Executive.

               "Transaction Value" means the aggregate amount of consideration received by CSI and/or its stockholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in any Transaction, plus, without duplication, the value of any securities, cash, or other assets distributed to stockholders of CSI. If more than one Transaction is consummated, a Success Fee shall be payable with respect to each such Transaction, in cash, upon consummation thereof, and the amount of the Success Fee in respect of such Transaction after the first shall be equal to the Success Fee that would have been payable having a Transaction Value equal to the aggregate Transaction Value of such Transactions, plus all Transactions previously consummated, less the aggregate amount of all Success Fees previously paid.

               A Success Fee shall be due and payable as provided herein if an agreement or letter of intent has been entered into during the Term of the Agreement, even if the Transaction contemplated therein is consummated subsequent to the Term. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition by another person of at least a majority of the outstanding common stock of, or voting power in CSI calculated on a fully-diluted basis; (b) a merger or consolidation of CSI with another person (other than a wholly owned subsidiary of CSI, which merger or consolidation results in a shareholder of CSI having the same interest in CSI as prior to consummation of such merger or consolidation); (c) the acquisition by another person of assets of CSI representing at least a majority of CSI's book value; (d) the acquisition by CSI of at least a majority of its outstanding equity securities; (e) the consummation of any recapitalization of CSI; (f) the receipt by stockholders of CSI of any cash, securities, or other assets to be distributed in any spin-off, split-off, or other extraordinary dividend; or (g) another person or group of persons obtaining the ability to elect a majority of the directors of CSI standing for election, whether or not such election is possible (by reason of classification of directors), at the next annual meeting of CSI's stockholders and whether or not such election occurs.

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               Executive shall be entitled to the Success Fee set forth above in the event that at any time prior to the expiration of six (6) months after the termination of the Term of Employment, a Transaction is consummated.

               If the consideration or other value received in any Transaction is paid in whole or in part in the form of securities or other property or assets, the value of such securities or other property or assets, for purposes of calculating the Success Fee, shall be the fair market value thereof, on the day prior to the consummation of the Transaction; provided, however, that if any such securities consist of securities with an existing public trading market, the value thereof shall be determined by the last sales prior for such securities on the last trading day thereof prior to such consummation; provided further, that if such securities do not consist of securities with an existing public trading market, or if the parties are unable to agree on a fair market value for such securities or other property or assets, the parties shall submit such issue to a panel of three arbitrators located in Philadelphia, Pennsylvania (with one arbitrator being chosen by each party hereto and the third being jointly chosen by the parties hereto) for determination in accordance with the rules of the American Arbitration Association, which determination shall be binding upon each of the parties hereto.

               The Board of Directors of CSI ("Board") reserves the right to direct and control the process involved in negotiating and consummating a Transaction including, but not limited to engaging consultants, advisors and investment bankers and providing them with guidelines as to the type of Transaction to be considered. Executive acknowledges that the Board has excluded from consideration any Transaction that could result in a conflict of interest between management and the Board or shareholders of CSI.

               Executive acknowledges that the Board has the right to terminate discussions or negotiations relating to a Transaction at any time that the Board, in its sole discretion, determines that such Transaction is not in the best interests of the shareholders of CSI or could result in a conflict of interest between management and the Board or shareholders of CSI.

               3. Subsection 7.B. (as hereby renumbered) shall be deleted in its entirety and restated as follows:

     B. Executive agrees not to compete in any manner whatsoever, as an employee, shareholder, director, creditor, joint venturer, consultant, or otherwise, with CSI, or any currently existing or hereinafter created subsidiary, joint venture, or business line of CSI, at any time during the Term of this Agreement, and for a period of five (5) years following the date of termination of employment in any geographic area worldwide in which

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     CSI is  doing  business.  The  foregoing  restriction  shall  not  apply to competition with an immaterial line of business of CSI which shall be defined as a line of business with gross sales of less than one percent (1%) of the total sales of CSI. Executive further agrees that at any time during the term of this Agreement and for a period of five (5) years following the date of termination, he shall not solicit any employee of CSI to leave his or her employment.

               4. The first full paragraph of Subsection 6.C. (as hereby renumbered) shall be deleted in its entirety and restated as follows:

     C. If Executive is terminated by CSI during the Term hereof, for reasons other than those provided in Subsections 6.A. or 6.B. above, and provided that Executive is not in violation of the provisions of Section 7 hereof, Executive shall be entitled to receive severance pay for a period of twenty-four (24) months thereafter consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary payable within thirty
     (30) days of the date of termination, as well as any Bonus payments that are accrued and payable through the date of such termination, and continuation of health insurance benefits, life and disability insurance benefits and payments in lieu of 401(K) benefits (in the same manner such payments are made as of the date of this Agreement) contemporaneously with the severance pay. If the Executive's employment with CSI terminates during the Term and after a Change in Control or Potential Change in Control (as those terms are hereinafter defined),the Executive shall be entitled to receive, in lieu of the foregoing, the Change in Control Severance Benefits (as that term is hereinafter defined). However, the Executive shall not be entitled to receive the Change in Control Severance Benefits if he voluntarily leaves the employ of CSI, other than his voluntary leaving after any of the following events occur:

               5. Section 6.C.(b)(ii) (as hereby renumbered) shall be deleted in its entirety and restated as follows: (ii) a lump sum payment in an amount equal to two hundred fifty percent (250%) of the Executive's highest Base Salary in effect during the Term, which lump sum payment will be made within thirty (30) days after the date the Executive's employment is terminated.

               6. Section 6.C.(b) (iii) (as hereby renumbered) shall be deleted in its entirety and restated as follows:

     (iii) the continuation of the Executive's health insurance benefits, life and disability insurance benefits and payments in lieu of 401(K) benefits (in the same manner such payments are made as of the date of this Agreement) for a period of twenty four (24) months (or thirty (30) months as the case may be) after the date the Executive's employment is terminated. The Executive shall continue to make such contributions with respect to such continued benefits as are required of the Executive prior to the termination of his employment; and

               7.  The  first  full   paragraph   of  Section  6.E.  (as  hereby
          renumbered) shall be deleted in its entirety and restated as follows:

                    In the event  that the  parties  are unable to agree upon an extension or new agreement, and Executive leaves the employ of CSI, Executive shall be entitled to receive severance pay for a pay for period of twenty- four (24) months consisting of the payment of one hundred percent (100%) of Executive's monthly Base Salary at the end of the term payable within thirty (30) days of the date of termination, and continuation of health insurance benefits, life and disability insurance benefits and 401(K) benefits contemporaneous with the severance pay.

                    8. In all other respects, not inconsistent with this Amendment, the Agreement is hereby ratified and confirmed.

                    IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed on the date first above written.

ATTEST:                            CHECKPOINT SYSTEMS, INC.

________________                   By: ____________________



WITNESS:                           _______________________

_________________                  W. Craig Burns